Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement for Class A Common Shares and Warrants on Form S-1 of United Homes Group, Inc., of our report dated March 17, 2023, with respect to the carve-out financial statements of the homebuilding operations of Great Southern Homes, Inc., included in this Registration Statement as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Tysons, Virginia

April 28, 2023